EXHIBIT 99.1

Shenandoah Telecommunications Company Announces 53rd Consecutive Annual Dividend

EDINBURG, Va., Oct. 16, 2012 (GLOBE NEWSWIRE) -- The Board of Directors of Shenandoah Telecommunications Company (Shentel) (Nasdaq:SHEN) declared a cash dividend of $0.33 per share. The dividend will be payable November 30, 2012, to shareholders of record on November 7, 2012. The total payout to shareholders will be approximately $7.9 million. The company has paid an annual dividend every year since 1960, when its predecessor Shenandoah Telephone Company declared its first dividend.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ Global Select Market under the symbol "SHEN." The Company's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services along with many other associated solutions in the Mid-Atlantic United States.

CONTACT: For further information, please contact:
         Adele M. Skolits
         540-984-5161